                                                                  EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              ACCELGRAPHICS, INC.,

                                E&S MERGER CORP.

                                      AND

                    EVANS & SUTHERLAND COMPUTER CORPORATION

                              DATED APRIL 22, 1998

                               TABLE OF CONTENTS

 ARTICLE I--THE MERGER.....................................................   1
    1.01 The Merger.......................................................    1
    1.02 Closing; Effective Time..........................................    1
    1.03 Effect of the Merger.............................................    2
    1.04 Articles of Incorporation; Bylaws................................    2
    1.05 Directors and Officers...........................................    2
 ARTICLE II--CONVERSION OF SECURITIES......................................   2
    2.01 Conversion or Cancellation of Shares.............................    2
    2.02 Allocation of Merger Consideration; Election Procedures..........    3
    2.03 Transfers........................................................    5
    2.04 Dissenters' Rights...............................................    5
    2.05 Termination of Exchange Fund.....................................    5
    2.06 No Fractional Shares.............................................    6
    2.07 AGI Options......................................................    6
    2.08 Further Assurances...............................................    6
 ARTICLE III--REPRESENTATIONS AND WARRANTIES OF AGI........................   7
    3.01 Organization and Qualification; Subsidiaries.....................    7
    3.02 Certificate of Incorporation and Bylaws..........................    7
    3.03 Capitalization...................................................    7
    3.04 Authority Relative to This Agreement.............................    8
    3.05 No Conflict; Required Filings and Consents.......................    8
    3.06 Compliance with Laws; Permits....................................    9
    3.07 SEC Filings; Financial Statements................................    9
    3.08 Absence of Certain Changes or Events.............................   10
    3.09 Absence of Litigation............................................   10
    3.10 Employee Benefit; ERISA..........................................   11
    3.11 Labor Matters....................................................   12
    3.12 Title To and Sufficiency of Assets...............................   13
    3.13 Intellectual Property............................................   13
    3.14 Tax Matters......................................................   13
    3.15 Environmental Matters............................................   15
    3.16 Material Contracts...............................................   16
    3.17 Suppliers........................................................   16
    3.18 Tax Treatment....................................................   16
    3.19 Insurance........................................................   16
    3.20 Approval of AGI Board............................................   16
    3.21 Stockholder Vote Required........................................   17
    3.22 Accuracy of Information..........................................   17
    3.23 Transactions With Affiliates.....................................   17
    3.24 Adequacy of Information Systems; No Adverse Warranties...........   17
    3.25 Opinion of Financial Advisor.....................................   18
    3.26 Brokers..........................................................   18
    3.27 Absence of Certain Business Practices............................   18
 ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF E&S AND MERGER SUB..........  18
    4.01 Organization and Qualification; Subsidiaries.....................   18
    4.02 Articles of Incorporation and Bylaws.............................   18
    4.03 E&S Common Stock To Be Issued in The Merger......................   18
    4.04 Authority Relative to This Agreement.............................   19

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
    4.05 No Conflict; Required Filings and Consents.......................   19
    4.06 SEC Filings; Financial Statements................................   19
    4.07 Absence of Litigation............................................   20
    4.08 Tax Treatment....................................................   20
    4.09 Absence of Certain Changes or Events.............................   20
    4.10 Opinion of Financial Advisor.....................................   20
    4.11 Brokers..........................................................   20
 ARTICLE V--CONDUCT OF BUSINESS PENDING THE MERGER.........................  20
    5.01 Conduct of Business By AGI Pending The Merger....................   20
    5.02 Conduct of Business By E&S Pending The Merger....................   22
 ARTICLE VI--ADDITIONAL AGREEMENTS.........................................  22
    6.01 Registration Statement; Proxy Statement..........................   22
    6.02 Stockholders' Meeting............................................   23
    6.03 Appropriate Action; Consents; Filings............................   24
    6.04 Access to Information; Confidentiality...........................   24
    6.05 No Solicitation of Competing Transactions........................   25
    6.06 Indemnification and Insurance....................................   26
    6.07 Notification of Certain Matters..................................   26
    6.08 Stock Exchange Listing...........................................   27
    6.09 Public Announcements.............................................   27
    6.10 Plan of Reorganization...........................................   27
    6.11 Affiliates.......................................................   27
    6.12 AGI Employee Stock Purchase Plan.................................   27
    6.13 Employment Agreements............................................   27
    6.14 Employees and Employee Benefits..................................   27
 ARTICLE VII--CONDITIONS TO THE MERGER.....................................  28
    7.01 Conditions to the Obligations of Each Party......................   28
    7.02 Conditions to the Obligations of E&S and Merger Sub..............   29
    7.03 Conditions to the Obligations of AGI.............................   29
 ARTICLE VIII--TERMINATION, AMENDMENT AND WAIVER...........................  30
    8.01 Termination......................................................   30
    8.02 Effect of Termination............................................   30
    8.03 Fees and Expenses................................................   30
    8.04 Amendment........................................................   31
    8.05 Waiver...........................................................   31
 ARTICLE IX--GENERAL PROVISIONS............................................  31
    9.01 Non-Survival of Representations, Warranties and Agreements.......   31
    9.02 Notices..........................................................   31
    9.03 Certain Definitions..............................................   32
    9.04 Accounting Terms.................................................   33
    9.05 Severability.....................................................   33
    9.06 Entire Agreement; Assignment.....................................   33
    9.07 Parties in Interest..............................................   33
    9.08 Specific Performance.............................................   33
    9.09 Governing Law....................................................   33
    9.10 Headings.........................................................   33
    9.11 Counterparts.....................................................   33

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
                                                            LOCATION OF
DEFINED TERM                                               DEFINED TERM
------------                                               ------------
Affiliate............................................... Section 9.03(a)
Affiliated Person....................................... Section 3.23(a)
AGI Benefit Plans....................................... Section 3.10(a)
AGI Business............................................ Section 9.03(d)
AGI Common Stock........................................ Recitals
AGI Disclosure Schedule................................. Article III
AGI Financial Advisor................................... Section 3.25
AGI Fiscal Year 1997 Balance Sheet...................... Section 3.07(d)
AGI Group............................................... Section 9.03(e)
AGI Intellectual Property............................... Section 3.13
AGI Licenses............................................ Section 3.13
AGI Material Adverse Effect............................. Section 3.01
AGI Pension Plans....................................... Section 3.10(a)
AGI Permits............................................. Section 3.06(b)
AGI SEC Reports......................................... Section 3.07(a)
AGI Stock Option........................................ Section 2.07(a)
AGI Stock Option Plans.................................. Section 2.07(a)
Agreement............................................... Recitals
Beneficial Owner........................................ Section 9.03(b)
Blue Sky Laws........................................... Section 3.05(b)
Business Day............................................ Section 9.03(c)
Cash Consideration...................................... Section 2.01(a)
Cash Election........................................... Section 2.02(b)(ii)
Cash Election Shares.................................... Section 2.02(b)(viii)
Certificate of Merger................................... Section 1.02
Closing Agreement....................................... Section 3.14(a)(i)
Closing Date............................................ Section 1.02
Code.................................................... Recitals
Commonly Controlled Entity.............................. Section 3.10(a)
Competing Transaction................................... Section 6.05(a)
Confidentiality Agreement............................... Section 6.04(a)
Control................................................. Section 9.03(f)
Controlled By........................................... Section 9.03(f)
Current Offering........................................ Section 6.12
DGCL.................................................... Recitals
E&S Common Stock........................................ Recitals
E&S Financial Advisor................................... Section 4.10
E&S Material Adverse Effect............................. Section 4.01
E&S SEC Reports......................................... Section 4.06(a)
Effective Time.......................................... Section 1.02
Election Deadline....................................... Section 2.02(b)(iv)
Environmental Law....................................... Section 3.15(a)(ii)
Environmental Permit.................................... Section 3.15(a)(iii)
ERISA................................................... Section 3.10(a)
ESPP.................................................... Section 3.03
Exchange Act............................................ Section 3.05(b)
Exchange Agent.......................................... Section 2.02(b)(i)
Exchange Fund........................................... Section 2.02(b)(i)
Form of Election........................................ Section 2.02(b)(iii)
Governmental Authority.................................. Section 3.05(b)

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
                                                              LOCATION OF
DEFINED TERM                                                 DEFINED TERM
------------                                                 ------------
Hazardous Substances...................................... Section 3.15(a)(i)
HSR Act................................................... Section 3.05(b)
Knowledge................................................. Section 9.03(h)
Laws...................................................... Section 3.05(a)
Liens..................................................... Section 3.12(a)
Material Contracts........................................ Section 3.16(a)
Merger.................................................... Recitals
Merger Consideration...................................... Section 2.01(a)
Merger Sub................................................ Recitals
NASD...................................................... Section 2.02(b)(iv)
NASDAQ/NMS................................................ Section 2.01(a)
Notice of Superior Proposal............................... Section 6.05(c)
PBGC...................................................... Section 3.10(g)
Person.................................................... Section 9.03(i)
Proxy Statement........................................... Section 2.02(b)(iii)
Real Estate............................................... Section 9.03(j)
Registration Statement.................................... Section 6.01(a)
Representatives........................................... Section 6.04(b)
SEC....................................................... Section 3.07(a)
Securities Act............................................ Section 2.03
Stock Consideration....................................... Section 2.01(a)
Stockholders' Meeting..................................... Section 6.02(a)
Subsidiaries.............................................. Section 9.03(k)
Subsidiary................................................ Section 3.01
Superior Proposal......................................... Section 6.05(c)
Surviving Corporation..................................... Section 1.01
Tax Return................................................ Section 3.14(a)(ii)
Tax Ruling................................................ Section 3.14(a)(iii)
Taxes..................................................... Section 3.14(a)(iv)
Terminating E&S Breach.................................... Section 8.01(d)
Terminating AGI Breach.................................... Section 8.01(e)
The Act................................................... Recitals
Under Common Control With................................. Section 9.03(f)
Voting Agreement.......................................... Recitals
Welfare Plans............................................. Section 3.10(a)

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER dated April 22, 1998 (this "Agreement") among EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation ("E&S"), E&S MERGER CORP., a Utah corporation and a wholly owned subsidiary of E&S ("Merger Sub"), and ACCELGRAPHICS, INC., a Delaware corporation ("AGI").

  WHEREAS, the parties hereto desire to cause AGI, upon the terms and subject to the conditions of this Agreement and in accordance with the Utah Revised Business Corporation Act (the "Act") and the Delaware General Corporation Law ("DGCL"), to merge with and into Merger Sub (the "Merger");

  WHEREAS, in the Merger, each outstanding share of AGI common stock, par value $.001 per share ("AGI Common Stock"), shall be converted into the right to receive cash and or a fraction of a share of E&S common stock, par value $.20 per share ("E&S Common Stock"), all on the terms set forth in this Agreement;

  WHEREAS, the Board of Directors of AGI has (i) determined that the Merger is fair to the holders of shares of AGI Common stock, and is in the best interests of such stockholders and (ii) approved this Agreement and the transactions contemplated hereby and recommended unanimously that the holders of shares of AGI Common Stock approve and adopt this Agreement;

  WHEREAS, the Board of Directors of E&S has determined that the Merger is in the best interests of E&S and its stockholders and, as sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby;

  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

  WHEREAS, as a condition and inducement to E&S and Merger Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, E&S is entering into a Voting Agreement and Irrevocable Proxy with certain stockholders of AGI, dated the date hereof (the "Voting Agreement"), pursuant to which, among other things, such stockholders have agreed, subject to the terms and conditions contained therein, to vote all shares of AGI Common Stock then owned by such stockholders to approve and adopt this Agreement, and have granted to E&S an irrevocable proxy to so vote such shares upon the terms and subject to the conditions set forth therein.

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, E&S, Merger Sub and AGI hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.01 THE MERGER. At the Effective Time (as defined in Section 1.02) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Act and the DGCL, AGI shall be merged with and into Merger Sub, the separate corporate existence of AGI shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub as the surviving corporation in the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

  1.02 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VII hereof (but in any event within one business day thereof) or at such other time as the parties hereto agree (the date on which the Closing shall occur, the "Closing Date"). The Closing shall take place at the offices of Snell

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& Wilmer, L.L.P., 111 East Broadway, Suite 900, Salt Lake City, Utah 84111, or
at such other location as may be mutually agreed to by the parties. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing of Articles of Merger (the "Articles of Merger") with the Division of Corporations and Commercial Code of the State of Utah in accordance with the provisions of the Act and by filing a certificate of merger in form reasonably satisfactory to the parties hereto (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, the "Effective Time"). The date on which the Effective Time shall occur is referred to herein as the "Effective Date."

  1.03 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Act and the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of AGI and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of AGI and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  1.04 ARTICLES OF INCORPORATION; BYLAWS.

  (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is AccelGraphics, Inc."

  (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

  1.05 DIRECTORS AND OFFICERS. The directors of Merger Sub and the officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                                  ARTICLE II

                           CONVERSION OF SECURITIES

  2.01 CONVERSION OR CANCELLATION OF SHARES. By virtue of the Merger and without any action on the part of E&S, Merger Sub or AGI or the holders of any of the following securities, the manner of converting or canceling shares in connection with the Merger shall be as follows:

    (a) Conversion of Shares. Subject to the terms of Section 2.02, each share of AGI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of AGI Common Stock owned by E&S, Merger Sub or any other direct or indirect subsidiary of E&S (collectively, the "E&S Companies") or held in AGI's treasury or shares of AGI Common Stock that are held by stockholders duly exercising appraisal rights pursuant to
  Section 262 of the DGCL ("Dissenting Shares") to the extent such rights shall be available in connection with the Merger), shall be converted into, and become exchangeable for, at the election of the record holder thereof,
  (i) $5.75 in cash (the "Cash Consideration") or (ii) that portion of a share of E&S Common Stock, equal to a fraction, the numerator of which is $5.75 and the denominator of which is the E&S Common Stock Price (the "Stock Consideration," and, together with the Cash Consideration, the "Merger Consideration"). For purposes of this Agreement, the term "E&S Common Stock Price" shall mean an amount equal to the average closing sales prices of E&S Common Stock on the National Association of Securities Dealers, Inc. Automated Quotation/National Market System ("NASDAQ/NMS") on each of the ten (10) consecutive trading days immediately preceding the second trading day prior to the Effective Date, and the term "Stock Exchange Ratio" shall mean a fraction the numerator of which is $5.75 and the denominator of which is the E&S Common Stock Price. At the Effective Time, all such shares of AGI Common Stock shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (each a "Certificate") representing any of such shares shall thereafter represent only the right to receive the Merger Consideration (and the right, if any, to receive cash in lieu of fractional shares) into which such shares have been converted pursuant to this Article II, or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such shares as determined in accordance with Section 262 of the DGCL;

    (b) Cancellation of Shares. Each share of AGI Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the E&S Companies, and each such share issued and held in AGI's treasury immediately prior to the Effective Time, shall, at the Effective Time and by virtue of the Merger, and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist;

    (c) Merger Sub Capital Stock. At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding and each certificate therefor shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

  2.02 ALLOCATION OF MERGER CONSIDERATION; ELECTION PROCEDURES.

  (a) Allocation. Notwithstanding anything in this Agreement to the contrary, the maximum number of shares of AGI Common Stock to be converted into the right to receive Cash Consideration in the Merger (the "Cash Election Maximum Number") shall be, except as otherwise required under Section 2.02(b)(xi), equal to the product of (w) 0.48 (as adjusted to reflect the amount, if any, of cash payments made pursuant to Section 2.04 or Section 2.06) multiplied by
(x) the total number of shares of AGI Common Stock (other than the number of shares of AGI Common Stock to be canceled in accordance with Section 2.01(b)) outstanding at the Effective Time. The maximum number of shares of AGI Common Stock to be converted into the right to receive Stock Consideration in the Merger (the "Stock Election Maximum Number") shall be equal to the product of
(y) 0.52 multiplied by (z) the total number of shares of AGI Common Stock (other than the number of shares of AGI Common Stock to be cancelled in accordance with Section 2.01(b)) outstanding at the Effective Time.

  (b) Election Procedures.

    (i) As soon as practicable following the Effective Time (but in any event within two business days thereof), E&S shall deposit, or shall cause to be deposited, with an exchange agent selected by E&S (the "Exchange Agent"), with the reasonable concurrence of AGI, for the benefit of the holders of shares of AGI Common Stock, for exchange in accordance with this Article II, certificates representing shares of E&S Common Stock and any cash to be paid upon due surrender of the Certificates pursuant to the provisions of this Article II (such cash and certificates for shares of E&S Common Stock, together with the amount of any dividends or distributions payable with respect thereto, being hereinafter referred to as the "Exchange Fund").

    (ii) Subject to allocation and proration in accordance with the provisions of this Section 2.02, each record holder of shares of AGI Common Stock (other than Dissenting Shares, if any, that are not to be treated as Non-Election Shares pursuant to Section 2.04 and shares to be canceled in accordance with Section 2.01(b)) issued and outstanding immediately prior to the Election Deadline (as defined below) shall be entitled to elect to receive in respect of each such share (i) the Cash Consideration (a "Cash Election") or (ii) the Stock Consideration (a "Stock Election") or to indicate that such record holder has no preference as to the receipt of Cash Consideration or Stock Consideration for such shares (a "Non-Election"). Holders of shares in respect of which a Non-Election is made (including shares in respect of which such an election is deemed to have been made pursuant to this Section 2.02 and Section 2.04 (collectively, "Non-Election Shares")) shall receive 48% of the Merger Consideration in cash and 52% of the Merger Consideration in E&S Common Stock, subject to the allocation adjustment provisions set forth in Section 2.02(a).

    (iii) Elections pursuant to Section 2.02(b)(ii) shall be made on a form to be mutually agreed upon by AGI and E&S (a "Form of Election") and provided by the Exchange Agent for that purpose to holders of

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  record of shares of AGI Common Stock, together with appropriate transmittal materials, at the time of mailing to holders of record of shares of AGI Common Stock of the AGI's proxy statement with respect to its meeting of stockholders (the "Proxy Statement") to approve the transactions contemplated by this Agreement. Elections shall be made by mailing to the Exchange Agent a duly completed Form of Election. The Form of Election shall be explicit in permitting a holder of record of AGI Common Stock to make a Cash Election with respect to a portion of the shares held by such holder and make a Stock Election with respect to the remainder of the shares held by such holder.

    (iv) To be effective, a Form of Election must be (x) properly completed, signed and submitted to the Exchange Agent at its designated office, by 5:00 p.m., Eastern Daylight Time on the business day that is two (2) trading days prior to the Closing Date (which date shall be publicly announced by E&S as soon as practicable but in no event less than five trading days prior to Closing Date) (the "Election Deadline") and (y) accompanied by the Certificates representing the shares of AGI Common Stock as to which the election is being made (or by an appropriate guarantee of delivery of such Certificates by a commercial bank or trust company in the United States or a member of a registered national security exchange or of the National Association of Securities Dealers, Inc. ("NASD"), provided such Certificates are in fact delivered to the Exchange Agent within ten
  (10) trading days after the date of execution of such guarantee of delivery). Any holder of shares of AGI Common Stock that does not submit a Form of Election to the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election. E&S shall determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether Forms of Election have been properly completed, signed, submitted or revoked and whether the Form of Election is otherwise deemed effective pursuant to this Section 2.02(b)(iv). The decision of E&S (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. To the extent practicable, E&S or the Exchange Agent, as the case may be, shall attempt to notify any person who shall submit a defective Form of Election of such defect prior to the Election Deadline.

    (v) AGI shall use reasonable commercial efforts to make a Form of Election available to all persons who become holders of record of shares of AGI Common Stock between the date of mailing of the Proxy Statement described in Section 2.02(b)(iii) and the Election Deadline.

    (vi) An election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Any Certificate or Certificates that have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such Certificate or Certificates. Upon such revocation, and unless an effective Form of Election is thereafter submitted in accordance with this Section 2.02(b), any shares to which such revocation applies shall be deemed Non-Election Shares. In the event that this Agreement is terminated pursuant to the applicable provisions of this Agreement, Certificates submitted prior to such time shall promptly be returned without charge to the person submitting the same.

    (vii) In the event that the aggregate number of shares in respect of which Cash Elections have been made (collectively, the "Requested Cash Election Shares") exceeds the Cash Election Maximum Number, all shares in respect of which Stock Elections have been made (the "Stock Election Shares") shall receive Stock Consideration, and all Requested Cash Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration such that each holder making a Cash Election shall receive, for each share of AGI Common Stock for which a Cash Election has been made, (x) cash in an amount equal to the product of (1) the Cash Consideration multiplied by (2) a fraction, the numerator of which is the Cash Election Maximum Number and the denominator of which is the number of Requested Cash Election Shares (such product, the "Prorated Cash Amount"), and (y) a portion of a share of E&S Common Stock equal to a fraction, the numerator of which is equal to the Cash Consideration minus the Prorated Cash Amount and the denominator of which is equal to the E&S Common Stock Price.

    (viii) In the event that the aggregate number of shares in respect of which Stock Elections have been made (collectively, the "Requested Stock Election Shares") exceeds the Stock Election Maximum Number, all shares in respect of which Cash Elections have been made (the "Cash Election Shares") shall receive Cash Consideration, and all requested Stock Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration such that each holder making a Stock Election shall receive, for each share of AGI Common Stock for which a Stock Election has been made, (x) E&S Common Stock in an amount equal to the product of (1) the Stock Consideration multiplied by (2) a fraction, the numerator of which is the Stock Election Maximum Number and the denominator of which is the number of Requested Stock Election Shares (such product the "Prorated Stock Amount"), and (y) cash consideration equal to the total Merger Consideration available for such holder, reduced by the value of the Prorated Stock Amount.

    (ix) In the event that paragraphs (vii) and (viii) of this Section 2.02(b) are not applicable, all Cash Election Shares and 48% of all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and all Stock Election Shares and 52% of all Non-Election Shares shall be converted into the right to receive the Stock Consideration (and cash in lieu of fractional interests).

    (x) The Exchange Agent, in consultation with E&S and AGI, shall make all computations to give effect to this Section 2.02.

    (xi) In the event either or both of the tax opinions of counsel referred to in Section 7.01(f) cannot be rendered as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under
  Section 368(a) of the Code, then the Cash Election Maximum Number shall be reduced to the minimum extent necessary to enable the relevant tax opinion or opinions, as the case may be, to be rendered.

  2.03 TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of AGI of the shares of AGI Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for shares of E&S Common Stock and/or any cash to be paid upon the due surrender of and in respect of such Certificates pursuant to this Agreement in accordance with the procedures set forth in this Article II. Certificates surrendered for exchange by any person constituting an "affiliate" of AGI for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until E&S shall have received a written agreement from such person as provided in
Section 7.02(c).

  2.04 DISSENTERS' RIGHTS. To the extent that appraisal rights shall be determined to be applicable to the Merger, any stockholder of AGI who shall have delivered a written demand for appraisal of such stockholder's shares of AGI Common Stock, as provided in Section 262 of the DGCL (each a "Dissenting Stockholder"), shall not be entitled to shares of E&S Common Stock or cash pursuant to this Article II, unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the DGCL, and shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such shares. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such Dissenting Stockholder shall thereupon be treated as Non-Election Shares. AGI shall give E&S (i) prompt notice of any written demands for appraisal of any Dissenting Shares, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by AGI relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. AGI shall not, except with the prior written consent of E&S, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

  2.05 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of E&S Common Stock) that remains unclaimed by any portion or all of the stockholders of AGI for one year after the Effective Time shall be paid to E&S. Any stockholders of AGI who have not theretofore complied with this Article II shall thereafter look only to E&S for any payment of shares of E&S Common Stock and/or cash payable upon due surrender of their Certificates, and in each case, without any interest thereon. Notwithstanding the foregoing, none of E&S, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of AGI Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  2.06 NO FRACTIONAL SHARES. No fraction of a share of E&S Common Stock will be issued upon the surrender for exchange of Certificates pursuant to this
Article II. In lieu thereof, each holder of shares of AGI Common Stock who would otherwise be entitled to a fraction of a share of E&S Common Stock (after aggregating all fractional shares of E&S Common Stock to be received by such holder) shall receive from E&S an amount of cash (rounded to the nearest whole cent) equal to the product of (i) the fractional interest to which such holder would otherwise be entitled, multiplied by (ii) the E&S Common Stock Price.

  2.07 AGI OPTIONS.

  (a) Except as set forth below, each outstanding option (an "AGI Stock Option"), whether or not exercisable and whether or not vested, at the Effective Time under AGI 1995 Stock Plan, the AGI 1997 Director Option Plan, or any other plans (the "AGI Stock Option Plans") shall be assumed by E&S and deemed to constitute an option (an "E&S Option") to acquire, on the same terms and conditions as were applicable under the E&S Option, the same number of shares of E&S Common Stock as the holder of such E&S Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of E&S Common Stock otherwise purchasable pursuant to such E&S Option divided by (ii) the number of full shares of E&S Common Stock deemed purchasable pursuant to such E&S Option in accordance with the foregoing; provided, however, that, in the case of any E&S Option to which Section 422 of the Code applies ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. Notwithstanding the above, any AGI Stock Option with an exercise price in excess of $6.00 per share, shall not be assumed by E&S, but rather shall be terminated and cancelled as of the Effective Date.

  (b) As soon as practicable after the Effective Time, E&S shall deliver to the participants in the E&S Option Plan appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the E&S Stock Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.5 after giving effect to the Merger). E&S shall comply with the terms of the E&S Stock Option Plans and use best efforts to ensure, to the extent required by, and subject to the provisions of, such E&S Option Plan and Sections 422 and 424(a) of the Code, that E&S Options which qualified as incentive stock options prior the Effective Time continue to qualify as incentive stock options after the Effective Time.

  (c) E&S shall take all corporate action necessary to reserve for issuance a sufficient number of shares of E&S Common Stock for delivery upon exercise of E&S Options assumed in accordance with this Section 2.07. As soon as practicable after the Effective Time and in any event no later than five business days after the Closing Date, E&S shall file a registration statement on Form S-8 (or any successor or other appropriate forms) under the Securities Act or another appropriate form with respect to the shares of E&S Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

  2.08 FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Merger Sub or AGI acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Merger Sub and AGI or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF AGI

  Except as disclosed in a separate disclosure schedule referring to the Sections contained in this Agreement, which has been delivered by AGI to E&S prior to the execution of this Agreement (the "AGI Disclosure Schedule"), AGI hereby represents and warrants to E&S and Merger Sub that:

  3.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of AGI and each subsidiary of AGI (each, a "Subsidiary") is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the lack of such power, authority and approval would not, individually or in the aggregate, have an AGI Material Adverse Effect (as defined below). Each of AGI and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have an AGI Material Adverse Effect. The term "AGI Material Adverse Effect" means any circumstances, change in, or effect on, the AGI Group (as defined in Section 9.03), when taken as a consolidated whole, or affecting the AGI Business (as defined in Section 9.03), which is, or could reasonably be expected in the future to be, materially adverse to the AGI Group or the AGI Business; provided, however, that any of such circumstances, changes in, or effects attributable to the failure of E&S to make any deliveries of products to AGI following the date hereof in accordance with the terms and specifications set forth in and required by contractual arrangements between E&S and AGI shall not be taken into account in determining whether there has been or would be a "AGI Material Adverse Effect." A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by AGI and each other Subsidiary, is set forth in Section 3.01 of AGI Disclosure Schedule. Except as set forth in Section 3.01 of AGI Disclosure Schedule, AGI does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

  3.02 CERTIFICATE OF INCORPORATION AND BYLAWS. AGI has heretofore furnished to E&S complete and correct copies of the Certificate of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of AGI and each Subsidiary. Such Certificate of Incorporation, Bylaws and equivalent organizational documents are in full force and effect. Neither AGI nor any Subsidiary is in violation of any provision of its Certificate of Incorporation, Bylaws or equivalent organizational documents.

  3.03 CAPITALIZATION. The authorized capital stock of AGI consists of (i) 50,000,000 shares of Common Stock, par value $.001 per share, and (ii) 2,000,000 shares of preferred stock, par value $.001 per share, issuable in such series and with such rights and designations as the Board of Directors of AGI may from time to time determine (the "AGI Preferred Stock"). As of March 31, 1998, (a) 8,451,088 shares of AGI Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable,
(b) no shares of AGI Common Stock were held in the treasury of AGI or the Subsidiaries, (c) 2,955,389 shares of AGI Common Stock were reserved for future issuance pursuant to AGI Stock Option Plans, (d) 371,672 shares of AGI Common Stock were reserved for future issuance pursuant to the AGI 1997 Employee Stock Purchase Plan ("ESPP"), and (e) no shares of AGI Preferred Stock were issued and outstanding. All publicly traded shares of AGI Common Stock have been approved for trading on the NASDAQ/NMS. Set forth in Section
3.03 of AGI

Disclosure Schedule is a summary setting forth the number of outstanding AGI Options, stock incentive rights or any other rights to acquire shares of AGI Common Stock pursuant to AGI Stock Option Plans and the exercise price therefor as of March 31, 1998. From January 2, 1998 through the date of this Agreement, AGI has not issued, sold, pledged, disposed of, granted, encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of AGI or any Subsidiary or any rights to acquire such shares or other equity interests in AGI or any Subsidiary, except pursuant to the exercise of AGI Options that were outstanding as of January 2, 1998 and those additional AGI Options granted since January 2, 1998 that are set forth in Section 3.03 of AGI Disclosure Schedule. Except as set forth in this Section 3.03 or in Section
3.03 of AGI Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of AGI or any Subsidiary or obligating the AGI or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, AGI or any Subsidiary. All shares of AGI Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of AGI or any Subsidiary to repurchase, redeem or otherwise acquire any shares of AGI Common Stock or any capital stock of or any equity interests in any Subsidiary. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by AGI or any Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on AGI's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

  3.04 AUTHORITY RELATIVE TO THIS AGREEMENT. AGI has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by AGI and the consummation by AGI of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of AGI are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the shares of AGI Common Stock and the filing and recordation of appropriate merger documents as required by the Act and the DGCL). This Agreement has been duly and validly executed and delivered by AGI and, assuming the due authorization, execution and delivery by E&S and Merger Sub, constitutes a legal, valid and binding obligation of AGI, enforceable against AGI in accordance with its terms.

  3.05 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

  (a) The execution and delivery of this Agreement by AGI does not, and the performance of this Agreement by AGI will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of AGI or any Subsidiary, as applicable, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to AGI or any Subsidiary or by which any property or asset of AGI or any Subsidiary is bound or affected, except for such conflicts or violations that, individually or in the aggregate, are not reasonably likely to have an AGI Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of AGI or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which AGI or any Subsidiary is a party or by which AGI or any Subsidiary or any property or asset of AGI or any Subsidiary is bound or affected, except for any such breaches, defaults or other occurrences that, individually or in the aggregate, would not have an AGI Material Adverse Effect and will not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

  (b) The execution and delivery of this Agreement by AGI does not, and the performance of this Agreement by AGI will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, or foreign (a "Governmental Authority"), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and filing and recordation of appropriate merger documents as required by the Act and the DGCL and the rules of the National Association of Securities Dealers ("NASD") and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, is not reasonably likely to have an AGI Material Adverse Effect.

  3.06 COMPLIANCE WITH LAWS; PERMITS.

  (a) Neither AGI nor any Subsidiary is in conflict with, or in default or violation of, (i) any Laws applicable to AGI or any Subsidiary or by which any property or asset of AGI or any Subsidiary is bound or affected, or (ii) any of AGI Permits (as defined below), except for any such conflicts, defaults or violations that do not, individually or in the aggregate, have an AGI Material Adverse Effect.

  (b) Each of AGI and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders from all federal, state, local and foreign authorities and agencies, necessary for AGI or any of its Subsidiaries, to own, lease and operate its properties or to carry on the AGI Business (the "AGI Permits"), and no suspension or cancellation of any of AGI Permits is pending or, to AGI's Knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any of AGI Permits, individually or in the aggregate, would not have an AGI Material Adverse Effect.

  3.07 SEC FILINGS; FINANCIAL STATEMENTS.

  (a) AGI has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since April 11, 1997 and has made available to E&S all registration statements filed by AGI with the SEC, including all exhibits filed in connection therewith (on all forms applicable to the registration of securities) since April 11, 1997 and prior to the date of this Agreement (collectively, the "AGI SEC Reports"), and has heretofore made available to E&S complete (i.e., unredacted) copies of each exhibit (which is in effect as of the date hereof) to AGI SEC Reports filed with the SEC. AGI SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

  (b) Except as disclosed in AGI SEC Reports, no Subsidiary is required to file any form, report or other document with the SEC.

  (c) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in AGI SEC Reports complied as to form with the applicable accounting requirements and rules and regulations of the SEC and was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each fairly presents the consolidated financial position, results of operations and cash flows of AGI and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with United States generally accepted accounting principles (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have an AGI Material Adverse Effect).

  (d) Except as and to the extent set forth on the consolidated balance sheet of AGI as of January 2, 1998, including the notes thereto (the "AGI Fiscal Year 1997 Balance Sheet"), neither AGI nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with United States generally accepted accounting principles, except for liabilities and obligations (i) disclosed in any AGI SEC Report filed since January 2, 1998 and prior to the date of this Agreement, (ii) incurred since January 2, 1998 in the ordinary course of business which, individually or in the aggregate, do not have an AGI Material Adverse Effect, or (iii) incurred pursuant to this Agreement.

  (e) All of the accounts receivable that are reflected on the AGI Fiscal Year 1997 Balance Sheet, and all accounts receivable which have arisen since the AGI Fiscal Year 1997 Balance Sheet through the Effective Date, have arisen from bona fide transactions in the ordinary course of business. AGI has no knowledge of any facts or circumstances (other than general economic conditions) that would result in any material increase in the uncollectability of such accounts receivable.

  (f) GI has heretofore furnished to E&S complete and correct copies of all material amendments and modifications that have not been filed by AGI with the SEC to all agreements, documents and other instruments that previously had been filed by AGI with the SEC and are currently in effect.

  3.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 2, 1998, except as contemplated by this Agreement, disclosed in Section 3.08 of AGI Disclosure Schedule, or disclosed in any AGI SEC Report filed since April 11, 1997, AccelGraphics and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since January 2, 1998, there has not been (a) any event or events having, individually or in the aggregate, an AGI Material Adverse Effect, (b) any change by AGI in its accounting methods, principles or practices, (c) any revaluation by AGI of any material asset (including, without limitation, any writing down or writing up of the value of inventory, writing off of notes or accounts receivable or reversing of any accruals or reserves), other than in the ordinary course of business consistent with past practice, (d) any entry by AGI or any Subsidiary into any commitment or transaction material to AGI and the Subsidiaries taken as a whole, except in the ordinary course of business and consistent in all material respects with past practice, (e) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of AGI or any redemption, purchase or other acquisition of any of its securities, or (f) other than pursuant to the contracts referred to in Section 3.10 or as expressly provided for in this Agreement, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of AGI or any Subsidiary, except in the ordinary course of business consistent in all material respects with past practice.

  3.09 ABSENCE OF LITIGATION.

  (a) Except as disclosed in AGI SEC Reports or in Section 3.09 of AGI Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to AGI's Knowledge, threatened against AGI or any Subsidiary, or any property or asset of AGI or any Subsidiary, before any court, arbitrator or Governmental Authority, which, individually or when aggregated with other claims, actions, proceedings or investigations or product liability claims, actions, proceedings or investigations which are reasonably likely to result from facts and circumstances that have given rise to such a claim, action, proceeding or investigation, would have an AGI Material Adverse Effect. As of the date hereof, neither AGI nor any Subsidiary nor any property or asset of AGI or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, an AGI Material Adverse Effect.

  (b) Neither AGI nor any Subsidiary has received notice from any source that a reasonable likelihood exists that AGI or any Subsidiary may be liable with respect to product liability or worker's compensation claims, except for such claims that, if determined adversely to AGI and the Subsidiaries, would not, individually or in the aggregate, have an AGI Material Adverse Effect.

  3.10 EMPLOYEE BENEFIT; ERISA.

  (a) Section 3.10(a) of AGI Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "AGI Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to herein as "Welfare Plans"), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained, or contributed to, by AGI or any of the Subsidiaries or any other person or entity that, together with AGI is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with AGI, a "Commonly Controlled Entity"), for the benefit of any current or former employees, officers, agents or directors of AGI or any of its subsidiaries (all of the foregoing being herein called "AGI Benefit Plans"). AGI has made available to E&S true and complete copies of (i) each AGI Benefit Plan (or, in the case of any unwritten AGI Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each AGI Benefit Plan (if any such report was required), (iii) the most recent summary plan description (or similar document) for each AGI Benefit Plan for which a summary plan description is required or was otherwise provided to plan participants or beneficiaries and (iv) each trust agreement and group annuity contract relating to any AGI Benefit Plan.

  (b) Except where non-disclosure would not have an AGI Material Adverse Effect, all AGI Pension Plans and related trusts that are intended to be tax-qualified plans have been, since the effective date of the Tax Reform Act of 1986, the subject of determination letters from the Internal Revenue Service to the effect that such AGI Pension Plans and related trusts are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of AGI, has revocation been threatened; no event has occurred and no circumstances exist that would adversely affect the tax qualification of such AGI Pension Plan nor has any such AGI Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or require security under Section 302 of ERISA.

  (c) Except as would not, individually or in the aggregate, have an AGI Material Adverse Effect: (i) each AGI Benefit Plan has been administered in accordance with its terms; (ii) AGI Benefit Plans are, and have been administered, in compliance with the applicable provisions of ERISA, the Code, and all other applicable laws; (iii) there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of AGI Benefit Plans), suits or proceedings against or involving any AGI Benefit Plan or asserting any rights to or claims for benefits under any AGI Benefit Plan that could give rise to any liability, and there are not any facts that would reasonably be expected to give rise to any liability in the event of any such investigation, claim, suit or proceeding.

  (d) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or, except as set forth in Section 3.10(d) of AGI Disclosure Schedule, has withdrawn from any such multiemployer plan where such withdrawal has resulted or would result in any material "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid. Except as set forth in Section 3.10(d) of AGI Disclosure Schedule, no Commonly Controlled Entity would incur any material withdrawal liability if it were to withdraw from a multiemployer plan with respect to which it currently has a contribution obligation. No Commonly Controlled Entity, nor any officer of any Commonly Controlled Entity, nor any of AGI Benefit Plans which are subject to ERISA, including AGI Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject any Commonly Controlled Entity or any officer of any Commonly Controlled Entity to any tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under
Section 502(i) or (l) of ERISA. Neither any of such AGI Benefit Plans nor any of such trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years.

  (e) Except as set forth in Section 3.10(e) of AGI Disclosure Schedule, neither AGI nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

  (f) To the Knowledge of AGI, the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by AGI or any Subsidiary.

  (g) Except as would not have an AGI Material Adverse Effect, no liability under Title IV of ERISA has been incurred by any Commonly Controlled Entity that has not been satisfied in full, and no condition exists that presents a material risk to any Commonly Controlled Entity of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). To the extent this representation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to each AGI Pension Plan but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which AGI or any Commonly Controlled Entity made, or was required to make, contributions during the five (5) year period ending on the Closing Date. Except as would not have an AGI Material Adverse Effect, no AGI Pension Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each AGI Pension Plan ended prior to the Closing Date; and all contributions required to be made with respect thereto (whether pursuant to the terms of any AGI Pension Plan or otherwise) on or prior to the Closing Date have been timely made.

  (h) AGI and each of its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment and Retraining Notification Act of 1988 and the regulations promulgated thereunder.

  3.11 LABOR MATTERS.

  (a) With respect to employees of AGI: (i) to the Knowledge of AGI, no senior executive or key employee has any plans to terminate employment with AGI or any of its Subsidiaries; (ii) there is no unfair labor practice charge or complaint against AGI or any of its Subsidiaries pending or, to the Knowledge of AGI, threatened before the National Labor Relations Board or any other comparable authority; (iii) there is no demand for recognition made by any labor organization or petition for election filed with the National Labor Relations Board or any other comparable authority which, individually or in the aggregate, would have an AGI Material Adverse Effect; (iv) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Knowledge of AGI, no claims therefor have been threatened other than grievances or arbitrations incurred in the ordinary course of business which, individually or in the aggregate, would not have an AGI Material Adverse Effect; (v) the consummation of the Merger and related transactions contemplated by this Agreement will not give rise to termination of any existing collective bargaining agreement or permit any labor organization to reopen negotiations in respect of wages, hours or working conditions under any such existing collective bargaining agreements; and (vi) there is no litigation, arbitration proceeding, governmental investigation, administrative charge, citation or action of any kind pending or, to the Knowledge of AGI, proposed or threatened against AGI relating to employment, employment practices, terms and conditions of employment or wages and hours which, individually or in the aggregate, would have an AGI Material Adverse Effect.

  (b) None of AGI nor any of its Subsidiaries has any collective bargaining relationship or duty to bargain with any Labor Organization (as such term is defined in Section 2(5) of the National Labor Relations Act, as amended), and none of AGI nor any of its Subsidiaries has recognized any labor organization as the collective bargaining representative of any of its employees.

  (c) AGI has complied in all material respects with all applicable employment laws relating to equal employment, fair employment practices, immigration compliance, prohibited discrimination or other similar employment practices or acts.

  3.12 TITLE TO AND SUFFICIENCY OF ASSETS.

  (a) As of the date hereof AGI and the Subsidiaries own, and as of the Effective Time AGI and the Subsidiaries will own, good and marketable title to all of their assets constituting personal property which is material to their business (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, "Liens") the existence of which would have an AGI Material Adverse Effect, except as set forth in the AGI SEC Reports. Such assets, together with all assets held by AGI and the Subsidiaries under leases, include all tangible and intangible personal property, contracts and rights necessary or required for the operation of the AGI Business.

  (b) AGI owns no Real Estate. The leases to all Real Estate occupied by AGI and the Subsidiaries which are material to the operation of AGI Businesses are in full force and effect and no event has occurred which with the passage of time, the giving of notice, or both, would constitute a default or event of default by AGI or any Subsidiary or, to the Knowledge of AGI, any other person who is a party signatory thereto, other than such defaults or events of default which, individually or in the aggregate, would not have an AGI Material Adverse Effect.

  3.13 INTELLECTUAL PROPERTY. "AGI Intellectual Property" means all trademarks, trademark registrations, trademark rights, trade names, trade name rights, patents, patent rights, patent applications, industrial models, inventions, invention disclosures, copyrights, copyright registrations, servicemarks, servicemark registrations, servicemark rights, trade secrets, applications for trademarks and for servicemarks, know-how and other proprietary rights, data and information of any nature or form used or held for use in connection with the businesses of AGI and the Subsidiaries as currently conducted by AGI, together with all applications currently pending for any of the foregoing. Except as disclosed in AGI SEC Reports, AGI and the Subsidiaries own or possess adequate licenses or other valid rights to use all of AGI Intellectual Property that is necessary or appropriate for the conduct of AGI's or Subsidiaries' businesses. Section 3.13(a) of AGI Disclosure Schedule lists each material license or other agreement pursuant to which AGI has the right to use AGI Intellectual Property utilized in connection with any product of AGI and the Subsidiaries, the cancellation or expiration of which would have an AGI Material Adverse Effect (the "AGI Licenses"). There are no pending, and between the date hereof and the Effective Time, there shall not be any pending, or to AGI's Knowledge, threatened interferences, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of AGI or any Subsidiary, except such as would not, individually or in the aggregate, have an AGI Material Adverse Effect. There is no material breach or violation by AGI under, and, to AGI's Knowledge, there is no material breach by any other party to, any AGI License that is reasonably likely to give rise to any termination or any loss of material rights thereunder. AGI has put in place policies and procedures to maintain the confidentiality of, and trade secret rights to, the processes and formulas, research and development results and other know-how of AGI, the value of which to AGI is dependent upon the maintenance of the confidentiality thereof and, to the Knowledge of AGI, such policies and procedures have been complied with. The conduct of the business of AGI and the Subsidiaries as currently conducted does not and will not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark, service right, copyright or any other intellectual property rights of any third party that, individually or in the aggregate, would have an AGI Material Adverse Effect. Except as disclosed in AGI SEC Reports, there are no infringements of any AGI Intellectual Property which, individually or in the aggregate, would have an AGI Material Adverse Affect. Neither AGI nor any Subsidiary has licensed or, to the Knowledge of AGI, otherwise permitted the use by any third party of any proprietary information or AGI Intellectual Property on terms or in a manner which, individually or in the aggregate, would have an AGI Material Adverse Effect.

  3.14 TAX MATTERS.

  (a) Definitions. As used in this Agreement:

    (i) "Closing Agreement" means a written and legally binding agreement with a taxing authority relating to Taxes.

    (ii) "Tax Return" means any report, return, information statement, payee statement or other information required to be provided to any federal, state, local or foreign Governmental Authority, or otherwise retained, with respect to Taxes or AGI Benefit Plans.

    (iii) "Tax Ruling" means a written ruling of a taxing authority relating to Taxes.

    (iv) "Taxes" means any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any federal, state, local or foreign Governmental Authority or any political subdivision thereof, including without limitation income, gross receipts, ad valorem, value added, minimum tax, franchise, sales, use, excise, license, real or personal property, unemployment, disability, stock transfer, mortgage recording, estimated, withholding or other tax, governmental fee or other like assessment or charge of any kind whatsoever, and including any interest, penalties, fines, assessments or additions to tax imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

  (b) Representations. Except as set forth in Section 3.14(b) of AGI Disclosure Schedule or as would not, individually or in the aggregate, have an AGI Material Adverse Effect:

    (i) Filing of tax returns, payment of taxes. AGI has filed all Tax Returns that AGI was required to file prior to the date hereof. All such Tax Returns were correct and complete in all material respects and were prepared and filed in accordance with applicable law. All Taxes owed by AGI (whether or not shown on any Tax Return) with respect to Tax Returns the due date of which preceded the date hereof have been paid or otherwise contested in good faith. All other Taxes due and payable by AGI with respect to periods ending on or before the date of the Closing or in respect of transactions entered into or any state of facts existing on or before the date of the Closing (whether or not a Tax Return is due on such date) have been or will be paid on or before the date of the Closing or have been or will be accrued on or before the date of the Closing. For purposes of the preceding sentence, in determining the amount of Taxes due and payable by AGI with respect to periods ending on or before the date of the Closing or in respect of transactions entered into or any state of facts existing on or before the date of the Closing, the date of the Closing shall be deemed to be the last day of any applicable tax period. All Tax Returns the due date of which (determined without extensions) is on or after the date hereof but on or before the date of the Closing will be correct and complete in all material respects and filed in accordance with applicable law.

    (ii) General Tax Matters. With respect to each taxable period for AGI ending on or before the Closing Date (or as of such other date as set forth below), (A) AGI will not be required (X) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local, or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or (Y) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local, or foreign law) to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date; (B) AGI is not a party to or bound by any tax allocation or tax sharing agreement and has no current or potential obligation to indemnify any other person with respect to any Tax or pay the Taxes of any other person under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local, or foreign law) as a transferee or successor, by contract or otherwise; (C) AGI has not been a "U.S. real property holding corporation" (within the meaning of Code Section 897(c)(2)) during the applicable period specified in Code Section 897(c)(1)(A)(ii); (D) AGI was not acquired in a qualified stock purchase under Code Section 338(d)(3) and no elections under Code Section 338(g), protective carryover basis elections, or offset prohibition elections are applicable to AGI; (E) AGI has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to an employee, independent contractor, shareholder, or other third party; (F) no income under any arrangement or understanding to which AGI is a party will be attributed to AGI which is not represented by income to which AGI is legally entitled; and (G) AGI owns no interest in any "controlled foreign corporation" (within the meaning of Code Section 957), "passive foreign investment company" (within the meaning of Code Section 1296) or other entity the income of which is required to be included in the income of AGI whether or not distributed

    (iii) Copies of Tax Returns. AGI has furnished or made available to E&S copies of all income and sales Tax Returns filed by or with respect to AGI relating to the period encompassing the three taxable years of AGI preceding the date hereof. AGI shall provide E&S, prior to the filing thereof, a copy of any income or sales Tax Returns which are filed prior to the Effective Time.

    (iv) Definition. Any reference to the term "AGI" in this Section 3.14 shall refer to AGI and any Subsidiary of AGI. Further, any reference to any action of "AGI" in this Section 3.14 shall encompass any action or actions taken by or at the direction of AGI whether or not such actions taken by or at the direction of AGI were properly authorized.

  3.15 ENVIRONMENTAL MATTERS.

  (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, biological or radioactive materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law; (ii) "Environmental Law" means any law, past, present or future and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

  (b) AGI and the Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, ongoing or future obligation, cost or liability, except in each case where such non-compliance would not, individually or in the aggregate, have an AGI Material Adverse Effect.

  (c) Neither AGI nor any of the Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of AGI's or any of the Subsidiaries' properties or any other properties, other than in a manner that would not, in all such cases taken individually or in the aggregate, result in an AGI Material Adverse Effect,
(ii) any Knowledge of the presence of any Hazardous Substances on, under, emanating from, or at any of AGI's or any of the Subsidiaries' properties or any other property but arising from AGI's or any of the Subsidiaries' current or former properties or operations, other than in a manner that would not result in an AGI Material Adverse Effect, or (iii) any Knowledge, nor has it received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of AGI's or any of the Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by AGI or any of the Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of AGI's or any of the Subsidiaries' current or former properties or operations or any other properties, except in each case for the notices set forth in Section 3.15(c) of AGI Disclosure Schedule.

  (d) No Environmental Law imposes any obligation upon AGI or any of the Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Authority, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of AGI's or the Subsidiaries' properties under any Environmental Law.

  (e) AGI and the Subsidiaries have made available to E&S copies of any environmental assessment or audit report or other similar studies or analyses currently in the possession of AGI or any of the Subsidiaries relating to any real property currently or formerly owned, leased or occupied by AGI or any of the Subsidiaries.

  3.16 MATERIAL CONTRACTS.

  (a) The contracts and agreements listed in Section 3.16(a) of the Disclosure Schedule are contracts, agreements and arrangements that are material to AGI and the Subsidiaries or, although not so material, are of unique value to AGI and the Subsidiaries and are referred to herein collectively as the "Material Contracts".

  (b) Except as would not, individually or in the aggregate, have an AGI Material Adverse Effect, each AGI License and each Material Contract is a legal, valid and binding agreement, neither AGI nor any of the Subsidiaries (or to the Knowledge of AGI, any other party thereto) is in default under any AGI Licenses or Material Contracts, and none of the AGI Licenses or Material Contracts has been canceled by the other party thereto; each Material Contract and AGI License is in full force and effect and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default, event of default or other breach by AGI or applicable Subsidiary party thereto which would entitle the other party to such Material Contract or AGI License to terminate the same or declare a default or event of default thereunder; AGI and the Subsidiaries are not in receipt of any claim of default under any such agreement; AGI or the applicable Subsidiary party to such Material Contract or AGI License maintains good business relationships with the other party to such agreement. AGI has made available to E&S true and complete copies of all AGI Licenses and all Material Contracts. AGI is not a party to any contracts or agreements that limit the ability of AGI or any Subsidiary or, after the Effective Time, E&S or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client.

  (c) The Material Contracts are freely assignable to the Surviving Corporation in connection with the Merger.

  3.17 SUPPLIERS. Neither AGI nor any Subsidiary has received any notice that any significant supplier will not sell raw materials, supplies, merchandise and other goods to AGI or any Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to AGI and the Subsidiaries, subject only to general and customary price increases, unless comparable raw materials, supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions or unless such failure to sell would not have an AGI Material Adverse Effect.

  3.18 TAX TREATMENT. Neither AGI nor, to AGI's Knowledge, any of its affiliates has taken, agreed to take, or will take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. Neither AGI nor, to AGI's Knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code, and, to AGI's Knowledge, the Merger will so qualify.

  3.19 INSURANCE. All fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by AGI or any of its Subsidiaries that are material to its business are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of AGI and the Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have an AGI Material Adverse Effect. AGI and each Subsidiary have made any and all payments required to maintain such policies in full force and effect. Neither AGI nor any Subsidiary has received notice of default under any such policy, and has not received written notice or, to the Knowledge of AGI, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to such policy.

  3.20 APPROVAL OF AGI BOARD. The Board of Directors of AGI has approved unanimously the execution and delivery of this Agreement for purposes of
Section 203 of the DGCL.

  3.21 STOCKHOLDER VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of AGI Common Stock is the only vote of the holders of any class or series of capital stock of AGI necessary to approve the Merger.

  3.22 ACCURACY OF INFORMATION. Neither this Agreement (including the schedules and exhibits hereto) nor any other document or certificates delivered by AGI or the Subsidiaries pursuant to the terms of the Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

  3.23 TRANSACTIONS WITH AFFILIATES.

  (a) For purposes of this Section 3.23, the term "Affiliated Person" means
(i) any holder of 5% or more of the issued and outstanding AGI Common Stock,
(ii) any director, officer or senior executive of AGI or any Subsidiary, (iii) any person, firm or corporation that directly or indirectly controls, is controlled by, or is under common control with, any of AGI or any Subsidiary or (iv) any member of the immediate family or any of such persons.

  (b) Except as set forth in the AGI SEC Reports, to the Knowledge of AGI, since April 11, 1997, AGI and the Subsidiaries have not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (ii) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of AGI or any Subsidiary), (iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

  (c) Except as set forth in the AGI SEC Reports, to the Knowledge of AGI, (i) the Material Contracts of AGI and the Subsidiaries do not include any material obligation or commitment between AGI or any Subsidiary and any Affiliated Person, (ii) the assets of AGI or any Subsidiary do not include any receivable or other obligation or commitment from an Affiliated Person to AGI or any Subsidiary and (iii) the liabilities of AGI and the Subsidiaries do not include any payable or other obligation or commitment from AGI or any Subsidiary to any Affiliated Person.

  (d) To the Knowledge of AGI and except as set forth in the AGI SEC Reports, no affiliated Person of any of AGI or any Subsidiary is a party to any contract with any customer or supplier of AGI or any Subsidiary that affects in any material manner the business, financial condition or results of operations of AGI or any Subsidiary.

  3.24 ADEQUACY OF INFORMATION SYSTEMS; NO ADVERSE WARRANTIES. Each component of the management information and operating systems of AGI and the Subsidiaries relating to or supportive of either companies' sales, accounting, inventory, distribution, and other material systems and operations, including all hardware and software relating thereto (collective "MIS Systems"), is reasonably adequate to support the present and expected future business operations for the next twelve months. Without limiting the generality of the foregoing, the MIS Systems (i) include design, function, and performance capabilities such that the MIS Systems will not abnormally end or have invalid or incorrect results from and/or performance or functional degradation because of the then-current date; (ii) the design and function of the MIS Systems ensure year 2000 functionality and include, without limitation, date data century recognition, calculations that accommodate same century and multicentury formulas and date values, and date data interface values that reflect the then current century; and (iii) are otherwise year 2000 date compliant with present capability to implement year 2000 century date conversion without material additional cost or devotion of management, employees, or other resources, and will suffer no material adverse disruption resulting from such date conversion. Neither AGI nor any Subsidiary has made or provided warranties or guaranties, or other assurances expressed or implied, to any other person that any products or services sold or provided by either company are year 2000 date compliant in any respect or otherwise will not or are not likely to experience year 2000 century recognition or functionality difficulties.

  3.25 OPINION OF FINANCIAL ADVISOR. AGI has received the opinion of Cowen & Company (the "AGI Financial Advisor"), to the effect that, as of the date hereof, financial terms of the Merger are fair, from a financial point of view, to the holders of AGI Common Stock.

  3.26 BROKERS. Except for the AGI Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of AGI. AGI has heretofore furnished to E&S a complete and correct copy of all agreements between AGI and AGI Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger.

  3.27 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither AGI nor any officer, shareholder, employee, or agent of AGI, or any other person acting on its behalf, has, directly or indirectly, within the past five years given or agreed to give any gift, bribe, rebate, or kickback or otherwise provided any similar benefit to any customer, supplier, governmental employee, or other person who is or may be in a position to help or hinder AGI (or assist AGI in connection with any actual or proposed transaction) (i) that subjected or might have subjected AGI to any material damage or penalty in any civil, criminal, or governmental litigation or proceeding, (ii) which if not given in the past, or if not continued in the future, might have a AGI Material Adverse Effect or subject AGI to suit or penalty in any private or governmental litigation or proceeding, (iii) for any of the purposes described in Section 162(c) of the Code, or (iv) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

                                  ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF E&S AND MERGER SUB

  Except as specifically disclosed in E&S SEC Reports (as hereinafter defined) filed subsequent to December 31, 1997 and prior to the date hereof, E&S and Merger Sub hereby, jointly and severally, represent and warrant to AGI that:

  4.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of E&S and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of E&S and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not have an E&S Material Adverse Effect. The term "E&S Material Adverse Effect" means any circumstances, change in, or effect on, E&S, when taken as a consolidated whole, which is, or could reasonably be expected to in the future be, materially adverse to business (financial or otherwise), of E&S taken as a consolidated whole.

  4.02 ARTICLES OF INCORPORATION AND BYLAWS. E&S has heretofore furnished to AGI a complete and correct copy of the Articles of Incorporation and the Bylaws, each as amended to date, of E&S and Merger Sub. Such Articles of Incorporation and Bylaws are in full force and effect. Neither E&S nor Merger Sub is in violation of any provision of its respective Articles of Incorporation or Bylaws.

  4.03 E&S COMMON STOCK TO BE ISSUED IN THE MERGER. The shares of E&S Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, E&S's Articles of Incorporation or Bylaws or any agreement to which E&S is a party or by which E&S is bound and will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws, and will not be subject to restrictions on resale under the Securities Act, other than restrictions imposed by Rule 145 promulgated under the Securities Act and the restrictions imposed by the lock-up agreements discussed in Section 7.02(d).

  4.04 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of E&S and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by E&S and Merger Sub and the consummation by E&S and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of E&S or Merger Sub are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the
Act). This Agreement has been duly and validly executed and delivered by E&S and Merger Sub and, assuming the due authorization, execution and delivery by AGI, constitutes a legal, valid and binding obligation of each of E&S and Merger Sub enforceable against each of E&S and Merger Sub in accordance with its terms. No vote of the stockholders of E&S is required for the approval of this Agreement or the Merger under the Act or the Articles of Incorporation of E&S.

  4.05 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

  (a) The execution and delivery of this Agreement by E&S and Merger Sub do not, and the performance of this Agreement by E&S and Merger Sub will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of E&S or Merger Sub, (ii) conflict with or violate any Law applicable to E&S or Merger Sub or by which any property or asset of E&S or Merger Sub is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, have an E&S Material Adverse Effect, (iii) prevent or materially delay the consummation of the Merger or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which E&S or Merger Sub is a party or by which E&S or Merger Sub or any property or asset of either of them is bound or affected, except for any such breaches or defaults which, individually or in the aggregate, would not have an E&S Material Adverse Effect.

  (b) The execution and delivery of this Agreement by E&S and Merger Sub do not, and the performance of this Agreement by E&S and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, state takeover laws, the HSR Act, and the filing and recordation of appropriate merger documents as required by the Act and the DGCL and the rules of the NASDAQ/NMS, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, is not reasonably likely to prevent or materially delay consummation of the Merger, and would not, individually or in the aggregate, have an E&S Material Adverse Effect.

  4.06 SEC FILINGS; FINANCIAL STATEMENTS.

  (a) E&S has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1995 (collectively, the "E&S SEC Reports") and has made available to AGI copies of all such documents (including all exhibits filed in connection therewith). The E&S SEC Reports (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (iii) did not at the time they were filed omit any documents required to be filed as exhibits thereto.

  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the E&S SEC Reports complied as to form with the applicable accounting requirements and rules and regulations of the SEC and was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and cash flows of E&S and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with United States generally accepted accounting principles (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that were not and are not expected, individually or in the aggregate, to have an E&S Material Adverse Effect).

  (c) Except as and to the extent set forth on the consolidated balance sheet of E&S as of December 31, 1997, including the notes thereto (the "E&S 1997 Balance Sheet"), neither E&S nor any of its consolidated subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with United States generally accepted accounting principles, except for liabilities and obligations (i) disclosed in any E&S SEC Report filed since December 31, 1997 and prior to the date of this Agreement, (ii) incurred since December 31, 1997 in the ordinary course of business which, individually or in the aggregate, do not have an E&S Material Adverse Effect, or (iii) incurred pursuant to this Agreement.

  (d) E&S has heretofore furnished to AGI complete and correct copies of all material amendments and modifications that have not been filed by E&S with the SEC to all agreements, documents and other instruments that previously had been filed by E&S with the SEC and are currently in effect.

  4.07 ABSENCE OF LITIGATION. There is no claim, action, proceeding or investigation pending or, to E&S's Knowledge, threatened against E&S or any Subsidiary, or any property or asset of E&S or any Subsidiary, before any court, arbitrator or Governmental Authority, which, individually or when aggregated with other claims, actions, proceedings or investigations or product liability claims, actions, proceedings or investigations which are reasonably likely to result from facts and circumstances that have given rise to such a claim, action, proceeding or investigation, would have an E&S Material Adverse Effect. As of the date hereof, neither E&S nor any Subsidiary nor any property or asset of E&S or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, an E&S Material Adverse Effect.

  4.08 TAX TREATMENT. Neither E&S nor, to E&S's Knowledge, any of its affiliates has taken, agreed to take, or will take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. Neither E&S nor, to E&S's Knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code, and to E&S's Knowledge, the Merger will so qualify.

  4.09 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1997, except as disclosed in any E&S SEC Report filed prior to the date hereof, there has not been any event or events having, or reasonably likely to have, individually or in the aggregate, an E&S Material Adverse Effect.

  4.10 OPINION OF FINANCIAL ADVISOR. E&S has received the opinion of Hambrecht & Quist LLC (the "E&S Financial Advisor"), to the effect that, as of the date hereof, the Merger Consideration is fair to E&S from a financial point of view.

  4.11 BROKERS. Except for the E&S Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of E&S or Merger Sub.

                                   ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE MERGER

  5.01 CONDUCT OF BUSINESS BY AGI PENDING THE MERGER. AGI covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of AGI Disclosure Schedule or as otherwise expressly provided for in this Agreement, unless E&S shall otherwise agree (which agreement shall not be unreasonably withheld or delayed) in writing, AGI Business shall be conducted only in, and AGI and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent in all material respects with past practice; and AGI shall use its best efforts to preserve intact its business organization, to keep available the services of the current officers, employees and consultants of AGI and the Subsidiaries and to preserve the current relationships of AGI and the Subsidiaries with customers, distributors, suppliers, licensors, licensees, contractors and other persons with which AGI or any Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, or as set forth in Section 5.01 of AGI Disclosure Schedule, neither AGI nor any of the Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, any of the following without the prior written consent of E&S, which consent shall not be unreasonably withheld or delayed (prior consent shall be requested from John Lemley at E&S (jlemley@es.com), with a copy to Mark McBride (mmcbride@es.com)):

    (a) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

    (b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of AGI or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of AGI or any Subsidiary or (ii) any assets of AGI or any Subsidiary, except for sales in the ordinary course of business and in a manner consistent in all material respects with past practice and other asset sales for consideration or having a fair market value aggregating not more than $100,000;

    (c) other than regularly scheduled periodic cash dividends in amounts not in excess of those previously declared, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that a Subsidiary may, after consultation with E&S, declare and pay a dividend to AGI;

    (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

    (e) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets; (ii) enter into any contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be disclosed as a Material Contract, other than in the ordinary course of business, consistent in all material respects with past practice; or (iii) enter into or amend any Material Contract with respect to any matter set forth in this subsection (e);

    (f) (i) incur any additional indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent in all material respects with past practice and in an amount not in excess of $100,000; (ii) authorize capital expenditures which are, in the aggregate, in excess of $300,000 for AGI and the Subsidiaries taken as a whole; or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (f);

    (g) (except in the ordinary course of business and consistent in all material respects with past practice) increase the compensation payable or to become payable to its officers or employees generally or to any employee with an annual base salary in excess of $125,000, or grant any bonus, severance or termination pay in excess of $25,000 to, or enter into any employment or severance agreement in excess of $25,000 with any director, officer or other employee of AGI or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

    (h) acquire, sell, lease or dispose of any Real Estate or other material assets, other than sales or leases of fixed assets (other than Real Estate) or sales of inventory, in each case, in the ordinary course of business;

    (i) accelerate the collection of accounts receivable, delay the payment of accounts payable or take any action with respect to credit, collection and fiscal policies and practices, other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or practices;

    (j) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

    (k) take any action that would or is reasonably likely to result in any of the covenants and agreements set forth in this Article V or in Article VI or any of the conditions set forth in Article VII not being satisfied as of the Closing Date;

    (l) take any action, other than reasonable and usual actions in the ordinary course of business and consistent in all material respects with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

    (m) knowingly take any action that could reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code; or

    (n) except for the payment of reasonable professional fees relating to the Merger, or otherwise and reasonable fees to financial advisors (which financial advisory fees have heretofore been disclosed or are otherwise acceptable, to E&S), pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $300,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent in all material respects with past practice, of liabilities reflected or reserved against in AGI's 1997 Balance Sheet or subsequently incurred in the ordinary course of business and consistent in all material respects with past practice.

  5.02 CONDUCT OF BUSINESS BY E&S PENDING THE MERGER. E&S covenants and agrees that, between the date of this Agreement and the Effective Time, unless E&S shall otherwise agree (which agreement shall not be unreasonably withheld or delayed) in writing, E&S Business shall be conducted only in the ordinary course, and E&S shall not (i) knowingly take any action that could reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code, or (ii) directly or indirectly take any action or fail to take any action that is reasonably likely to result in a material delay in the declaration of effectiveness of the Registration Statement (as defined in Section 6.01 below) by the SEC.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

  6.01 REGISTRATION STATEMENT; PROXY STATEMENT.

  (a) As promptly as practicable after the execution of this Agreement, AGI and E&S shall prepare and file with the SEC preliminary proxy materials relating to the meeting of the holders of shares of AGI Common Stock to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement"). As promptly as practicable after comments are received from the SEC on the preliminary proxy materials and after the furnishing by AGI and E&S of all information required to be contained therein, AGI and E&S shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement"), in which the Proxy Statement shall be included as a prospectus in connection with the registration under the Securities Act of the shares of E&S Common Stock to be issued to the holders of shares of AGI Common Stock pursuant to the Merger. E&S shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all action required under any applicable federal or state securities laws in connection with the issuance of shares of E&S Common Stock pursuant to the Merger. AGI shall furnish all information concerning AGI as E&S may reasonably request in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the Registration Statement shall have become effective, AGI shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include the unanimous recommendation of the Board of Directors of AGI in favor of the Merger, unless otherwise necessary due to the applicable fiduciary duties of the directors of AGI, as determined by such directors in good faith after consultation with independent legal counsel (who may be AGI's regularly engaged independent legal counsel). No change in recommendation by the Board of Directors of AGI shall in any way affect the obligations of the parties to the Voting Agreements with respect to the voting of their shares of AGI Common Stock.

  (b) The Registration Statement and the information supplied by E&S for inclusion in the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective by the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the holders of shares of AGI Common Stock; (iii) the time of the Stockholders' Meeting (as defined in Section 6.02); and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to E&S or any of its subsidiaries, or their respective officers or directors, is discovered by E&S which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, E&S shall promptly inform AGI, and AGI shall make appropriate amendments or supplements to the Proxy Statement. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, AGI makes no representation or warranty with respect to any information supplied by E&S or Merger Sub which is contained in, or furnished in connection with the preparation of, any of the foregoing documents.

  (c) The Proxy Statement and the information supplied by AGI for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective by the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the holders of shares of AGI Common Stock; (iii) the time of the Stockholders' Meeting; and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to AGI or any of the Subsidiaries, or their respective officers or directors, is discovered by AGI which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, AGI shall promptly inform E&S. The Registration Statement and the Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, E&S and Merger Sub make no representations or warranties with respect to any information supplied by AGI which is contained in, or furnished in connection with the preparation of, any of the foregoing documents.

  6.02 STOCKHOLDERS' MEETING.

  (a) Subject to the provisions of Section 6.05 and Section 8.01(f), AGI shall, consistent with applicable law, call and hold a meeting of the holders of shares of AGI Common Stock (the "Stockholders' Meeting") as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement and AGI shall use its reasonable best efforts to hold the Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. For so long as the Board of Directors of AGI shall be recommending the Merger to the stockholders in accordance with the last sentence of Section 6.01(a), AGI shall solicit from the holders of shares of AGI Common Stock proxies in favor of the approval and adoption of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of such holders required by the DGCL. Provided that this Agreement shall not have been terminated in accordance with the terms of Section 8.01(f), no change in or withdrawal of the recommendation of the Board of Directors of AGI with respect to the Merger shall in any way affect the obligation of AGI to convene the Stockholders' Meeting in accordance with this Section 6.02(a).

  (b) E&S shall vote (or consent with respect to) any shares of AGI Common Stock beneficially owned by it, or with respect to which it has the power (by agreement, proxy or otherwise) or cause to be voted (or to provide a consent), in favor of the approval and adoption of this Agreement at any meeting of the stockholders of AGI at which this Agreement shall be submitted for approval and adoption and at all adjournments or postponements thereof (or, if applicable, by any action of the stockholders of AGI by consent in lieu of a meeting).

  6.03 APPROPRIATE ACTION; CONSENTS; FILINGS.

  (a) AGI and E&S shall use their reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger as promptly as practicable, (ii) obtain expeditiously from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by E&S or AGI or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder and (C) any other applicable Law; provided that E&S and AGI shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested by the other party in connection therewith. From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of AGI Common into E&S Common Stock or cash pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of E&S or E&S's subsidiaries to own or operate all or any portion of the businesses or assets of AGI or its Subsidiaries, which in either case would have an AGI Material Adverse Effect prior to or after the Effective Time, or an E&S Material Adverse Effect after the Effective Time.

  (b) AGI and E&S shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

  (c) (i) Each of E&S and AGI shall give (or shall cause its respective subsidiaries to give) any notices to third parties and use, and cause its respective subsidiaries to use, their reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in AGI Disclosure Schedule or (C) required to prevent an AGI Material Adverse Effect from occurring prior to or after the Effective Time or an E&S Material Adverse Effect from occurring after the Effective Time.

  6.04 ACCESS TO INFORMATION; CONFIDENTIALITY.

  (a) The parties shall comply with, and shall cause their respective Representatives (as defined below) to comply with, to the extent permitted by applicable Law, all of their respective obligations under the Confidentiality Agreement dated March 4, 1998 (the "Confidentiality Agreement") between AGI and E&S.

  (b) Subject to the Confidentiality Agreement, from the date hereof to the Effective Time, AGI will provide to E&S (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access to all information and documents which E&S may reasonably request regarding the business, assets, liabilities, employees and other aspects of AGI.

  (c) From the date hereof to the Effective Time, AGI shall: (i) provide to E&S and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of AGI and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of AGI and its Subsidiaries as E&S or its Representatives may reasonably request.

  (d) From the date hereof to the Effective Time, E&S shall: (i) provide to AGI and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of E&S and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of E&S and its Subsidiaries as AGI or its Representatives may reasonably request.

  (e) No investigation by AGI, E&S or Merger Sub, whether prior to the execution of this Agreement or pursuant to this Section 6.04, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

  6.05 NO SOLICITATION OF COMPETING TRANSACTIONS.

  (a) Neither AGI nor any Subsidiary shall, directly or indirectly, through any officer, director, agent, investment banker, accountant, legal counsel, financial advisor or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of AGI or any Subsidiary or any investment banker, financial advisor, attorney, accountant or other agent or representative of AGI or any Subsidiary to take any such action, and AGI shall notify E&S orally (within one business day) and in writing (within 24 hours of oral notification) of all of the relevant details relating to any inquiry or proposal which AGI or any Subsidiary or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative may receive relating to any of such matters and which AGI and any of its officers or directors has knowledge of, and if such inquiry or proposal is in writing, AGI shall deliver to E&S a copy of such inquiry or proposal. AGI and its officers and directors will, and AGI will cause its employees, agents, representatives (including, without limitation, any investment banker, attorney or accountant retained by AGI) to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. AGI will promptly request that each person to whom any confidential documents or information concerning AGI was disclosed by AGI since December 31, 1997 for the purpose of discussing a possible change in control transaction involving AGI (a "Potential Buyer"), either return all such confidential documents and information, and all copies thereof, to AGI or deliver a written certification of such destruction to AGI. AGI shall use all reasonable efforts to cause each such Potential Buyer to comply with such request. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving AGI or any Subsidiary: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of AGI and the Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 15% or more of the shares of AGI Common Stock or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the shares of AGI Common Stock; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

  (b) Provided that there has been no breach of Section 6.05(a), if at any time prior to the Effective Time, the Board of Directors of AGI is advised in writing by AGI's legal counsel that it is necessary to do so in order to comply with its fiduciary duties to AGI's stockholders under applicable law, AGI may, in response to an unsolicited inquiry, proposal or offer for a Competing Transaction (so long as the Board of Directors of AGI in good faith determines (in consultation with its financial advisor) the proposal or offer represents a financially superior transaction for the stockholders of AGI as compared to the Merger), (x) furnish only such information with respect to AGI to any such person pursuant to a customary confidentiality agreement as was delivered to E&S prior to the execution of this Agreement, and (y) participate in the discussions and negotiations regarding such inquiry, proposal or offer. Nothing contained in this Agreement shall prevent AGI or its Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any proposed Competing Transaction.

  (c) Except as permitted by this Section 6.05(c), the Board of Directors of AGI shall not enter into any agreement with respect to, any Competing Transaction. Notwithstanding the preceding sentence, if the Board of Directors of AGI determines in its good faith judgment, after consultation with outside counsel, that it has received a Superior Proposal (as defined below), the Board of Directors may terminate this Agreement pursuant to Section 8.01(f) by providing written notice to E&S (a "Notice of Superior Proposal") advising E&S that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and providing notice of termination of this Agreement. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a merger, liquidation, dissolution or other similar transaction, 100% of the aggregate voting power or capital stock of AGI then outstanding or all or substantially all the assets of AGI for a price per share in excess of $7.65, or, in the case of an asset sale, an aggregate consideration (consisting of cash and/or securities) in excess of the product of (i) the total issued and outstanding shares of AGI Common Stock on a fully diluted basis, and (ii) $7.65.

  6.06 INDEMNIFICATION AND INSURANCE.

  (a) E&S and the Surviving Corporation agree that, except as may be limited by applicable Laws, for six (6) years from and after the Effective Time, the indemnification obligations set forth in AGI's Certificate of Incorporation and AGI's Bylaws, in each case as of the date of this Agreement, shall survive the Merger (and, prior to the Effective Time, E&S shall cause the Certificate of Incorporation and Bylaws of Merger Sub to include such provisions) and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time were entitled to indemnification thereunder with respect to matters occurring prior to the Effective Time. From and after the Effective Time, such obligations shall be the joint and several obligations of the E&S and the Surviving Corporation.

  (b) The Surviving Corporation shall maintain in effect, for three (3) years from and after the Effective Time, directors' and officers' liability insurance policies covering the persons who are currently covered in their capacities as such directors and officers by AGI's current directors' and officers' policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Effective Time.

  (c) The Surviving Corporation and E&S shall honor and fulfill in all respects the obligations of AGI pursuant to indemnification agreements with AGI's directors and officers existing at or before the Effective Time.

  6.07 NOTIFICATION OF CERTAIN MATTERS. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of any party to effect the Merger not to be satisfied, or (b) the failure of AGI or E&S, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be reasonably likely to result in any condition to the obligations of any party to effect the Merger not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not be deemed to be an amendment of this Agreement or any Section in AGI Disclosure

Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement. No delivery of any notice pursuant to this Section 6.07 shall limit or affect the remedies available hereunder to the party receiving such notice, including the rights of E&S under Section 7.02(a) and those of AGI under Section 7.03(a), in the event that a representation or warranty made by AGI or E&S herein shall not be true and correct (giving effect to any standards of materiality set forth in such Sections) as of the date hereof or as of the date when made (if a different date) and as of the Effective Time.

  6.08 STOCK EXCHANGE LISTING. E&S shall as promptly as reasonably practicable prepare and submit to Nasdaq a listing application covering the shares of E&S Common Stock to be issued in the Merger and shall use its reasonable efforts to cause such shares to be approved for listing on the NASDAQ/NMS prior to the Effective Time. E&S shall also use its reasonable efforts to obtain all necessary state securities law or "Blue Sky" qualifications, permits and approvals required to carry out the transactions contemplated by this Agreement, and AGI shall furnish all information concerning AGI and the holders of AGI Stock as may be reasonably requested by E&S in connection with such qualifications, permits and approvals.

  6.09 PUBLIC ANNOUNCEMENTS. E&S and AGI shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby. E&S and AGI shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Law or any listing agreement with the NASD or any national securities exchange to which E&S or AGI is a party. The parties have agreed on the text of a joint press release by which E&S and AGI will announce the execution of this Agreement.

  6.10 PLAN OF REORGANIZATION. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code.

  6.11 AFFILIATES. Within thirty (30) days from the date hereof, AGI shall obtain from any person who may be deemed to be an affiliate, as of the date of this Agreement, of AGI under Rule 145 of the Securities Act, a written agreement substantially in the form attached hereto as Exhibit 6.11.

  6.12 AGI EMPLOYEE STOCK PURCHASE PLAN. AGI shall take all actions necessary pursuant to the terms of the ESPP in order to shorten the offering period under such plan which includes the Effective Time (the "Current Offering") such that a new purchase date shall occur prior to the Effective Time and shares of AGI Common Stock shall be purchased by ESPP participants prior to the Effective Time. The Current Offering shall expire immediately following such new purchase date, and the ESPP shall terminate immediately prior to the Effective Time. Subsequent to such new purchase date, AGI shall take no action pursuant to the terms of the ESPP to commence any new offering period.

  6.13 EMPLOYMENT AGREEMENTS. E&S shall have entered into Employment Agreements with Jeff Dunn and Nancy Bush as of the Effective Date hereof in the form of Exhibit 6.13 hereto, which agreements shall become effective as of the Effective Time.

  6.14 EMPLOYEES AND EMPLOYEE BENEFITS.

  (a) From and after the Effective Time, employees of AGI shall be eligible to participate in the E&S Pension Plan. For purposes of the E&S Pension Plan and the other E&S employee benefit plans, E&S shall grant all employees of AGI credit for all service (to the same extent as service with E&S or any subsidiary of E&S is taken into account with respect to similarly situated employees of E&S and the subsidiaries of E&S) with AGI and its predecessors prior to the Effective Time for all purposes (other than vesting under the E&S Pension Plan) as if such service with AGI was service with E&S or any subsidiary of E&S; provided, however, that no such past service credit shall be granted to the extent it would result in duplicative accrual of benefits for the same period of service; and provided further that all AGI employees participating in the E&S Pension Plan shall be subject to a vesting period of 5 years from the Effective Date. E&S shall provide or shall cause the Surviving

Corporation to provide benefits to any employee of AGI which are not less favorable in the aggregate than the benefits provided to similarly situated employees of the E&S and subsidiaries of E&S.

  (b) The Surviving Corporation shall assume and continue all of medical and dental plans of AGI through the end of fiscal year 1998. As of January 1, 1999, all employees of AGI shall be eligible to participate in the E&S medical and dental plans and shall be subject to the normal policies and procedures of such plans.

  (c) E&S shall cause each participant in the AGI ESPP who becomes employed by E&S or any of its subsidiaries to become eligible to participate in the E&S ESPP, with such eligibility to participate as soon as practicable following the Effective Time.

  (d) Prior to the Effective Date, AGI shall adopt appropriate resolutions and take any and all further actions necessary to terminate the 401(k) Plan effective as of the date immediately preceding the Closing Date. In addition, participants in the AGI 401(k) Plan shall make no further contributions to the AGI 401(k) Plan, except for contributions necessary to fulfill obligations incurred through the termination date of the AGI 401(k) Plan. E&S shall take such action that will permit current participants in the AGI 401(k) Plan who are employed by E&S to participate in the E&S 401(k) Plan as soon as practicable after the Effective Date. The new participants in the E&S 401(k) Plan shall be subject to a vesting period of 5 years for the E&S contributions thereunder.

                                  ARTICLE VII

                           CONDITIONS TO THE MERGER

  7.01 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of AGI, E&S and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

    (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of AGI Common Stock in accordance with the DGCL and AGI's Certificate of Incorporation;

    (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

    (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority or a court of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

    (d) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

    (e) the shares of E&S Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq National Market, subject to official notice of issuance; and

    (f) AGI shall have received the opinion of the Venture Law Group, A Professional Corporation, counsel to AGI, and E&S and Merger Sub shall have received the opinion of Snell & Wilmer, L.L.P., counsel to E&S and Merger Sub, based upon representation letters and stockholder certificates in a form acceptable to AGI's and E&S's legal counsel, to be provided at Closing, and such other facts, representations and assumptions concerning, among other things, the actions of the stockholders of AGI as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of E&S, Merger Sub and AGI will be a party to the reorganization within the meaning of Section 368(b) of the Code, dated on the Closing Date.

  7.02 CONDITIONS TO THE OBLIGATIONS OF E&S AND MERGER SUB. The obligations of E&S and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

    (a) (i) AGI shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) each of the representations and warranties of AGI contained in this Agreement (disregarding for this purpose any qualifications with respect to materiality or an AGI Material Adverse Effect) shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as if made at and as of such time, it being understood and agreed by E&S and Merger Sub that this
  Section 7.02(a) shall be deemed to have been satisfied unless any failure of performance or failure to be so true and correct, individually or in the aggregate, would have an AGI Material Adverse Effect; (iii) E&S shall have received copies of all third party consents required to assign the Material Contracts to the surviving corporation, except where the absence of which would not have a AGI Material Adverse Effect; and (iv) E&S shall have received a certificate signed by an executive officer of AGI to the foregoing effect;

    (b) E&S shall have received "cold comfort" letters of Price Waterhouse and dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to E&S, such "cold comfort" letters being in such form and substance as is reasonably customary for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement;

    (c) E&S shall have received from any person who may be deemed to have become an affiliate of AGI, as reasonably determined by AGI, pursuant to Rule 145 under the Securities Act, after the date of this Agreement and on or prior to the Effective Time, a signed agreement substantially in the form of Exhibit 6.11 hereto;

    (d) E&S shall have received from Jeff Dunn and Nancy Bush signed lock-up agreements substantially in the form of Exhibit 7.02(d) hereto; and

    (e) E&S shall have received from Jeff Dunn and Nancy Bush signed Employment Agreements substantially in the form of Exhibit 6.13.

    (f) E&S shall have received from Lew Epstein, Niraj Swarup, Stephen Bartlett, Hiroki Kato, Arthur Yan, and Greg Milliken executed waivers, waiving their rights under Section 2(b) of their respective Key Employee Retention Agreements with AGI dated November 7, 1997 solely with respect to any new options granted on April 22, 1998.

  7.03 CONDITIONS TO THE OBLIGATIONS OF AGI. The obligations of AGI to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

    (a) (i) E&S and Merger Sub shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time; (ii) each of the representations and warranties of E&S contained in this Agreement (disregarding for this purpose any qualifications with respect to materiality or E&S Material Adverse Effect) shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as if made at and as of such time; it being understood and agreed by AGI that this Section 7.03(a) shall be deemed to have been satisfied unless any failure of performance or failure to be so true and correct, individually or in the aggregate, would have a E&S Material Adverse Effect; and (iii) AGI shall have received a certificate signed by an executive officer of E&S to the foregoing effect.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

  8.01 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of AGI:

    (a) by written consent duly authorized by the Boards of Directors of each of E&S and AGI;

    (b) by either E&S or AGI if (i) the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated prior to September 15, 1998, (ii) any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an order (other than a temporary restraining order), decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Merger (provided, however, that neither party may terminate this Agreement pursuant to this Section 8.01(b)(ii) prior to September 15, 1998 if the party subject to such order, decree or ruling is using its reasonable best efforts to have such order, decree or ruling removed, unless such order, decree or ruling shall have become final and non-appealable), or (iii) the Effective Time shall not have occurred on or before September 15, 1998; provided that in each case the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose willful, deliberate or knowing failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

    (c) by either E&S or AGI, if the Stockholders' Meeting shall have been held and the holders of outstanding shares of AGI Common Stock shall have failed to approve and adopt this Agreement at such meeting (including any adjournment or postponement thereof);

    (d) by AGI, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in Section 7.03(a) would not be satisfied (a "Terminating E&S Breach"); provided, however, that, if such Terminating E&S Breach is curable by E&S through the exercise of its best efforts and E&S continues to exercise such best efforts, AGI may not terminate this Agreement under this Section 8.01(d) for a period of 30 days from the date on which AGI delivers to E&S written notice setting forth in reasonable detail the circumstances giving rise to such Terminating E&S Breach; or

    (e) by E&S, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in Section 7.02(a) would not be satisfied (a "Terminating AGI Breach"); provided, however, that, if such Terminating AGI Breach is curable by AGI through the exercise of its best efforts and AGI continues to exercise such best efforts, E&S may not terminate this Agreement under this Section 8.01(e) for a period of 30 days from the date on which E&S delivers to AGI written notice setting forth in reasonable detail the circumstances giving rise to such Terminating AGI Breach; or

    (f) by AGI, if AGI shall have delivered to E&S a Notice of Superior Proposal in accordance with Section 6.05(c).

  8.02 EFFECT OF TERMINATION. Except as provided in Section 9.01, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of E&S, Merger Sub or AGI or any of their respective officers or directors and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for, or be deemed to waive any rights of specific performance of this Agreement available to a party by reason of, any willful breach by the other party or parties of its or their willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

  8.03 FEES AND EXPENSES.

    (a) In the event that this Agreement is terminated pursuant to Section 8.01(f) then, AGI shall reimburse E&S promptly for its documented out of pocket expenses incurred in connection with the transactions contemplated by this Agreement (up to $100,000) and in addition, shall pay to E&S a break up fee of $4,000,000, which amount shall be payable in immediately available funds at the time of termination of this Agreement.

    (b) Except as provided in Section 8.03(a) above, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that E&S and AGI shall bear equally all expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

  8.04 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided that, after the approval and adoption of this Agreement by the stockholders of AGI, no amendment may be made which would reduce the amount or change the type of consideration to be received by the stockholders of AGI pursuant to the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  8.05 WAIVER. At any time prior to the Effective Time, any party hereto may
(a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE IX

                              GENERAL PROVISIONS

  9.01 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Section 6.06 shall survive the Effective Time indefinitely, and those set forth in Sections 6.09, 8.02, 8.03, 8.04, 8.05 and this Article IX shall survive termination indefinitely.

  9.02 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

  if to E&S or Merger Sub:

      Evans & Sutherland Computer Corporation
      600 Komas Drive
      Salt Lake City, Utah 84108
      Attn: John T. Lemley

  with copies to:

      Snell & Wilmer, L.L.P.
      111 East Broadway, Suite 900
      Salt Lake City, Utah 84111
      Attn: David F. Evans, Esq.

  if to AGI:

      AccelGraphics, Inc.
      1873 Barber Lane
      Milpitas, California 95035
      Attn: Jeffrey Dunn

  with a copy to:

      Venture Law Group
      A Professional Corporation
      2800 Sand Hill Road
      Menlo Park, California 94025
      Attn: Steven J. Tonsfeldt, Esq.

  9.03 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

    (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

    (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares;

    (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York, New York;

    (d) "AGI Business" shall mean, as of the date specified, the collective reference to AGI's 3-dimensional graphic business and any and all related businesses, as presently conducted by the entities in the AGI Group and their respective business operations;

    (e) "AGI Group" shall mean AGI, the Subsidiaries and any partnerships in which AGI or any Subsidiary has an interest, when taken as a whole;

    (f) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

    (g) "Governmental Authority" means any United States (federal, state or local), foreign or supra-national Government, or governmental, regulatory or administrative authority, agency or commission;

    (h) "Knowledge," with respect to AGI, means the actual knowledge of Jeff Dunn or Nancy Bush.

    (i) "person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

    (j) "Real Estate" means, with respect to AGI or any Subsidiary, as applicable, all of the fee or leasehold ownership right, title and interest of such person, in and to all real estate and improvements owned or leased by any such person and which is used by any such person in connection with the operation of its business; and

    (k) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  9.04 ACCOUNTING TERMS. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with United States generally accepted accounting principles.

  9.05 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

  9.06 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the Exhibits and AGI Disclosure Schedule, which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise.

  9.07 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

  9.08 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

  9.09 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah applicable to contracts executed in and to be performed in that state.

  9.10 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  9.11 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                           [Signature Page Follows]

  IN WITNESS WHEREOF, E&S, Merger Sub and AGI have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          EVANS & SUTHERLAND COMPUTER
                                           CORPORATION

                                          By: /s/ James R. Oyler

                                          Its:   President & C.E.O.

                                          E&S MERGER CORP.

                                          By: /s/ James R. Oyler

                                          Its:   President & C.E.O.

                                          ACCELGRAPHICS, INC.

                                          By: /s/ Jeffrey W. Dunn

                                          Its:   President/C.E.O.



               [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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